Exhibit 99.1

News Corporation

NEWS RELEASE

For Immediate Release

Contact: Teri Everett 212-852-7070

News Corporation Appoints Mark Hurd to Board of Directors

Dr. Rod Paige Resigns From Board

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New York, NY - February 12, 2008 - News Corporation today announced that Mark Hurd, Chairman and Chief Executive Officer of Hewlett-Packard Company, has been appointed to the Company's Board of Directors. Mr. Hurd, 51, will serve on the Nominating and Corporate Governance Committee. His appointment is effective immediately.

The Company also announced today that Dr. Rod Paige, former U.S. Secretary of Education, has resigned from the Company's Board of Directors. He has served on the Board since 2006 and will remain with News Corporation as a consultant on educational matters.

Announcing the appointment of Mr. Hurd and Dr. Paige's resignation, News Corporation Chairman and Chief Executive Officer Rupert Murdoch said: "Mark has had great success in sharpening HP's strategic focus resulting in increased growth and profitability for what is one of the world's leading technology companies. As we continue to position our company for the digital age, Mark's vast operational experience in the technology sector will be a valuable asset to the News Corp. Board, and we welcome him to our ranks."

He continued, "I am grateful to Rod for his service to the Board and am delighted that he has agreed to continue with News Corporation as a consultant. I look forward to continuing to benefit from his wisdom and experience."

"I look forward to serving on News Corp.'s Board and contributing to its continued remarkable success," Mr. Hurd said.

Mr. Hurd has served as HP's Chief Executive Officer, President and a member of its Board of Directors since April 2005, and as Chairman since September 2006. Prior to joining HP, he spent 25 years at NCR Corp., where he held a variety of management, operations, and sales and marketing roles, including chief executive officer and president. Mr. Hurd earned a bachelor's degree in business administration in 1979 from Baylor University.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of December 31, 2007 of approximately US$69 billion and total annual revenues of approximately US$31 billion. News Corporation is a diversified entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers and information services; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

Editors note: A picture of Mr. Hurd is available upon request from mwhiteman@newscorp.com.